UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2007

SECURELOGIC CORP.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-28099	77-0571784
(State or other jurisdiction	(Commission	(IRS Employer
of organization)	File No.)	Identification No.)

43 Hamelacha Street
Netanya 42505, Israel
(Address of principal executive offices, zip code)

(866) 838-1102
(Registrant’s Telephone Number, Including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 12, 2007, SecureLogic Corp. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Ms. Michal Moses to serve as the Chief Financial Officer of the Company and each of the Company’s subsidiaries, beginning September 1, 2007. Mr. Iftach Yeffet, the Chief Operating Officer of the Company’s SpaceLogic Ltd. subsidiary, will serve as the Company’s Acting Chief Financial Officer from July 16, 2007 until Ms. Moses begins her employment on September 1, 2007.

Under the terms of the Employment Agreement, Ms. Moses will serve on a half-time basis at an annual salary of $42,350. If it is determined that Ms. Moses’ employment is required on a full-time basis, her annual base salary will be increased to $71,000. The Employment Agreement may be terminated by either party upon 75 advance written notice.

During the term of Ms. Moses’ employment, Ms. Moses will be entitled to Manager’s Insurance in an amount equal to 14.83% of her base salary, which be paid monthly to the Manager’s Insurance Plan directly by the Company as follows: (i) 8.33% in connection with severance compensation, (ii) 5% in connection with pension plan contributions, and (iii) 1.5% with respect to disability compensation. An additional 5% of Ms. Moses’ monthly gross salary will be deducted as part of her contribution to Manager’s Insurance. Ownership of the Manager’s Insurance policy will be automatically transferred to Ms. Moses upon termination of her employment with the Company, unless her employment was terminated by the Company for cause, as that term is defined in the Employment Agreement, in which case she will not be entitled to the severance compensation. Further, the Company will contribute to a Continuing Education Fund for Ms. Moses’ benefit in an amount equal to 7.5% of her monthly gross salary up to the maximum amount which is recognized by the applicable Israeli tax authority. In addition, Ms. Moses is provided the use of a company car, including the payment of maintenance, gas and insurance expenses. Ms. Moses will also benefit from Recuperating Benefits in accordance with Israeli market standards. Ms. Moses is also subject to customary non-competition covenants for a period of 18 months after the termination of his employment

The above summary of the terms of Ms. Moses’ employment is qualified in its entirety to the full terms and conditions set forth in the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s next period report.

Currently, Ms. Moses serves as the Controller of a Bitband Technologies Ltd., a wholly-owned subsidiary of Bitband, Inc., a company providing video content distribution and delivery solutions over IP broadband networks for the telecommunications industry. From 2002 to 2005, Ms. Moses served as Corporate Controller of Orad Hi-Tech Systems (“Orad”), a company that develops, manufactures and markets television production technology. Orad is a publicly traded company on the Frankfurt Stock Exchange and AIM of the London Stock Exchange. Ms. Moses began her career as an accountant at the accounting firm of Luboshitz - Kasirer (currently an Ernst & Young representative in Israel). Ms. Moses holds a BA with distinction in Accounting and Economics from Tel Aviv University, an MBA with distinction in finance from Tel-Aviv University, and is a Certified Public Accountant in Israel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the hereunto duly authorized.

SECURELOGIC CORP.

/s/ Gary Koren
Gary Koren, Chief Executive Officer

Dated: July 18, 2007